Exhibit g(13)

                     SECOND AMENDMENT TO CUSTODIAN CONTRACT


      This Amendment to the Custodian Contract is made as of August 1, 2000, by and between CGM Trust, on behalf of its Series CGM Focus Fund (the "Fund") and State Street Bank and Trust Company (the "Custodian"). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Custodian Contract referred to below.

      WHEREAS, the Fund and the Custodian entered into a Custodian Contract dated as of August 29, 1997 (as amended and in effect from time to time, the "Custodian Contract"); and

      WHEREAS, the Fund and the Custodian first amended the Custodian Contract as of April 29, 1999; and

      WHEREAS, the Fund and the Custodian wish to amend the Custodian Contract to enable the Fund to instruct the Custodian to maintain segregated accounts and deliver Fund assets in connection with various financial transactions;

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth hereinafter and in the Custodian Contract, the parties hereby agree to amend the Custodian Contract as follows:


1.    Section 2.2 Delivery of Securities

      Section 2.2(13) is renumbered Section 2.2(15), and new Sections 2.2(13) and 2.2(14) are added to the Custodian Contract as follows:

      13) For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Series, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 (the "Exchange Act") and a member of The National Association of Securities Dealers, Inc. ("NASD"), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Series of the Fund;

      14) For delivery in accordance with the provisions of any agreement among the Fund on behalf of the Series, the Custodian, and a Futures Commission Merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Commodity Futures Trading Commission and/or any Contract Market, or any similar organization or organizations, regarding account deposits in connection with transactions by the Series of the Fund;

2.    Section 2.8 Payment of Fund Moneys

      The first sentence of Section 2.8(1) is amended and restated in its entirety as follows:

      1) Upon the purchase of domestic securities, options, futures contracts or options on futures contracts for the account of the Series but only (a) against the delivery of such securities or evidence of title to such options, futures contracts or options on futures contracts to the Custodian (or any bank, banking firm or trust company doing business in the United States which is qualified under the Investment Company Act of 1940, as amended, to act as a custodian and has been designated by the Custodian as its agent for this purpose) registered in the name of the Series or in the name of a nominee of the Custodian referred to in Section
      2.3 hereof or in proper form for transfer.


3. Section 2.8(8) is renumbered to Section 2.8(9), and new Section 2.8(8) is added to the Custodian Contract as follows:

      8) For payment of the amount of dividends received in respect of securities sold short;


4.    Sections 2.13 to 2.18 are renumbered as Sections 2.14 to 2.19, and new
      Section 2.13 is added to the Custodian Contract as follows:

      2.13 Segregated Account. The Custodian shall upon receipt of Proper Instructions from the Fund on behalf of the Series establish and maintain a segregated account or accounts for and on behalf of such Series, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to
      Section 2.12 hereof, (i) in accordance with the provisions of any agreement among the Fund on behalf of the Series, the Custodian and a broker-dealer registered under the Exchange Act and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Series, (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Series or commodity futures contracts or options thereon purchased or sold by the Series, (iii) for the purposes of compliance by the Series with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies and
      (iv) for other proper corporate purposes, but only, in the case of clause
      (iv), upon receipt of Proper Instructions from the Fund on behalf of the Series setting forth the purpose or purposes of such segregated account and declaring such purposes to be a proper corporate purpose.

5. Except as specifically set forth herein, the terms and provisions of the Custodian Contract continue to apply with full force and effect.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its names on behalf by its duly authorized representative as of the date first above written.


CGM TRUST,
On behalf of its series,
CGM Focus Fund


By    /s/ Robert L. Kemp
   ---------------------------------------------
      Robert L. Kemp
      President



STATE STREET BANK AND TRUST COMPANY



By    /s/ Ronald E. Logue
   ---------------------------------------------
      Ronald E. Logue
      Vice Chairman